Exhibit 10.17

CONFIDENTIALITY, INVENTION ASSIGNMENT,

AND NON-COMPETITION AGREEMENT

This Confidentiality, Invention Assignment, and Non-Competition Agreement (the “Agreement”) is entered into and effective as of _________, 2016, by and between Entellus Medical, Inc., a Delaware corporation, with its principal place of business at 3600 Holly Lane N., Suite 40, Plymouth, MN 55447 (the “Company”) and ______________, an individual residing at ________________ (the “Employee”).

RECITALS

WHEREAS, the Employee wishes to provide, and the Company wishes to receive, the Employee’s services on an at-will basis.

WHEREAS, the Company is a medical technology company focused on the design, development and commercialization of products for the minimally invasive treatment of patients who are suffering from chronic sinusitis, and to other areas of medicine, a worldwide and highly competitive business.  The Company has expended considerable time, effort and resources in the development of its trade secrets, confidential information, and customer goodwill, and in the recruitment and training of its workforce.  The success of the Company is dependent in large measure on the preservation of its confidential information, customer goodwill and workforce, and in the prevention of unfair competition.

WHEREAS, the Company desires reasonable protection of its technical and proprietary information that has been or will be acquired and is being or will be developed by the Company at substantial expense, and the Employee is willing to assign to the Company all right, title, and interest in and to all technical and proprietary information conceived or developed by the Employee during the Employee’s engagement with the Company that relates to the business, products, or processes of the Company for these purposes.

WHEREAS, the Company desires reasonable protection of its confidential business information that has been or will be acquired and is being or will be developed by the Company at substantial expense, and the Employee is willing to grant to the Company the benefits of a confidentiality covenant for these purposes.

WHEREAS, the Company desires reasonable protection against unfair competition from the Employee following termination of the Employee’s services with the Company, against unfair use of the confidential business and technological information of the Company, and against unfair dilution of its customer goodwill and highly trained workforce, and the Employee is willing to grant to the Company the benefits of a non-competition and non-solicitation covenant for these purposes.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Employee, each intending to be legally bound, hereby agree as follows:

AGREEMENT

1.Consideration-

At-will Employment.  Employee acknowledges that Company’s at-will employment offer is expressly conditioned upon Employee’s acceptance of the terms of this Agreement.  Employee enters into this Agreement in exchange for Company’s offer of at-will employment.  As an at-will employee, Employee’s services may be terminated with or without cause by the Company or by the Employee at any time.

2.Confidential Information.

(a) Definition.  “Confidential Information,” as used in this Agreement, means information or material which is not generally available to or used by others, including without limitation:

(i) information or material relating to the Company and its businesses as conducted or anticipated to be conducted, business plans, financial and accounting information, operational data, sales and marketing plans, past, current or anticipated products or services, customers or prospective customers, plans, technical information, or activities relating to research, engineering, development, manufacturing, purchasing, accounting, or marketing;

(ii) information or material relating to the Inventions (as defined below in Section 3) or product ideas and concepts;

(iii) information regarding the Company which, when received, is marked as “proprietary,” “private,” or “confidential”;

(iv) trade secrets of the Company; and

(v) any similar information of the type described above which the Company obtained from another party and which the Company treats as or designates as being proprietary, private, or confidential, whether or not owned or developed by the Company.

Notwithstanding the foregoing, “Confidential Information” does not include any information that (1) is now or later becomes lawfully in the public domain; provided, however, that information which is published by or with the aid of the Employee contrary to the requirements of this Agreement will not be considered to be lawfully in the public domain for purposes of this Agreement, (2) is lawfully received by the Employee from a third party having no obligations of confidentiality to the Company, or (3) is required to be disclosed by order of a governmental agency or by a court of competent jurisdiction.

(b) Acceptance and Use of Confidential Information.  The Employee will not during the term of this Agreement or thereafter, except as expressly authorized in writing by this Agreement, disclose or use Confidential Information for any purpose whatsoever other than the performance of services on behalf of the Company.  The Employee agrees that all Confidential Information will remain the sole property of the Company.  The Employee also agrees to take all reasonable precautions to prevent any unauthorized disclosure, including inadvertent disclosure, of such Confidential Information.

(c) Former Employer Confidential Information.  The Employee agrees that the Employee will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer of the Employee or other person or entity with which the Employee has an agreement or duty to keep in confidence information acquired by the Employee, if any.  The Employee also agrees that the Employee will not bring onto the Company’s premises any unpublished document or proprietary information belonging to any such employer, person, or entity unless consented to in writing by such employer, person, or entity.

(d) Third Party Confidential Information.  The Employee recognizes that the Company has received, and in the future will receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  The Employee agrees that, during the term of this Agreement and thereafter, the Employee owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation or to use it except as necessary in carrying out the services for the Company consistent with the Company’s agreement with such third party.

(e) Return of Materials.  Upon the termination of this Agreement, or upon Company’s earlier request, the Employee will deliver to the Company all of the Company’s property, including, but not limited to, all electronically stored information and passwords used to access such property, if any, or Confidential Information, that the Employee may have in the Employee’s possession or control.  After returning this data and other property, Employee will immediately and permanently delete from any electronic media in Employee’s possession, custody, or control (such as computers, mobile phones, hand-held devices, tablets, back-up devices, zip drives, MP3 players, PDAs, etc.) or to which Employee has access (such as the cloud, remote e-mail exchange servers, back-up servers, off-site storage, etc.), all Company documents or electronically stored images, and other data or data compilations stored in any medium from which such information can be obtained.

(f) Safe Harbor.  Nothing in this Agreement prohibits Employee from: (i) disclosing Confidential Information under this section if the disclosure is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; (ii) disclosing Confidential Information in a complaint or other document filed in a lawsuit or other proceeding, if such filing (A) is made under seal and (b) is not otherwise disclosed except per court order; or (iii) making any other disclosures in the manner that protects them under the whistleblower or non-retaliation provisions of federal or state law or regulation.

(g) Survival.  The confidentiality obligations of this Section 2 will survive indefinitely the expiration or termination of this Agreement.

3.Inventions.

(a) Inventions.  “Inventions” as used in this Section 3, means any inventions, discoveries, improvements, ideas, concepts, drawings, designs, patents, patent applications, specifications, trade secrets, prototypes, techniques, processes, know-how, software codes and documentation (whether or not they are in writing or reduced to practice), or works of authorship (whether or not they can be patented or copyrighted) (i) that the Employee makes, authors, or conceives (either alone or with others), specifically within the scope of the services provided hereunder, through the use of the Company’s equipment, supplies, facilities, or Confidential Information, or (ii) that concern or are related to the Company’s business or to the Company’s actual or demonstrably anticipated research and development or which results from any work the Employee performed for the Company.

(b) Company Rights.  The Employee agrees that all Inventions (as defined in Section 3(a)), if any, made by the Employee during the term of this Agreement will be the Company’s sole and exclusive property, and to the extent applicable, shall be deemed to be “works for hire” under the copyright laws of the United States.  The Employee will, with respect to any Invention:

(i) keep current, accurate, and complete records, which will belong to the Company and be kept and stored on the Company’s premises;

(ii) promptly and fully disclose the existence and describe the nature of such Invention to the Company in writing (and without request);

(iii) to the extent exclusive title and/or ownership rights may not originally vest in the Company, assign (and the Employee does hereby assign, transfer, and convey) to the Company all of the Employee’s rights, title, and interest to such Invention, along with any application the Employee makes for patents or copyrights, and any patents or copyrights granted to the Employee in any country, pertaining to such Invention; and

(iv) acknowledge and deliver promptly to the Company any written instruments, and perform any other acts necessary in the Company’s opinion to preserve property rights in such Invention against forfeiture, abandonment, or loss and to obtain and maintain patents and/or copyrights on any Inventions and to vest the entire right and title to such Invention in the Company.  Such execution and assistance shall be at no charge to the Company, but at the Company’s expense and the Company shall reimburse the Employee for reasonable out-of-pocket expenses incurred.

(v) perform any other acts necessary in the Company’s opinion to preserve property rights in the Invention against forfeiture, abandonment, or loss and to obtain and maintain letters patent and/or copyrights on the Invention and to vest the entire right and title to such Invention in the Company.

(c) Exclusions.  The requirements of Section 3(b) hereof do not apply to any intellectual property for which no equipment, supplies, facility, or Confidential Information of the Company was used and which was developed entirely on the Employee’s own time, and (i) which does not relate directly to the Company’s business or to the Company’s actual or demonstrably anticipated research and development, or (ii) which does not result from any work the Employee performed for the Company.  With respect to any obligations performed by the Employee under this Section 3 following termination of this Agreement, the Company will pay or reimburse all reasonable out-of-pocket expenses.

(d) Presumption. In the event of any dispute, arbitration, or litigation concerning whether an invention, improvement, or discovery made or conceived by the Employee is the property of the Company, such invention, improvement, or discovery will be presumed the property of the Company and the Employee will bear the burden of establishing otherwise.

(e) Survival.  The invention assignment obligations of this Section 3 will survive the expiration or termination of this Agreement.

4.Non-Competition.

(a) Definitions.  “Company Prospective Product” means, as used in this Agreement, any actual product, product under development, product line, service or technology, or product concept that has been investigated, studied, conceived, designed, developed, manufactured, marketed, or sold by the Company during the period of the Employee’s employment with, providing consulting services to, or serving on the Board of, the Company (the “Service Period”) or regarding which the Company has conducted or acquired research and development during such Service Period (i) on which the Company has expended more than $5000 in time and expense analyzing and pursuing such technology, ideas, or concepts, or (ii) which have been reduced to writing by the Company, including, without limitation, those documented in the Company’s lab notebooks.  The definition of “Company Prospective Product” shall include all Inventions as defined in this Agreement.

(b) Non-Compete.  The Employee covenants and agrees that, during his or her employment with the Company and for a period of twelve (12) months after the Service Period ends, the Employee will not alone, or in any capacity with another firm or entity:

(i) directly or indirectly participate in, or support in any capacity (e.g., as an employee, consultant, director, advisor, principal, agent, officer, or otherwise, or as a partner, member, shareholder or owner of more than 5% of another firm or entity), the invention, development, manufacture, sale, solicitation or sale, marketing, testing, research, or other business aspect of any actual product, product under development, or product line, service or technology or product concept conceived, investigated, studied, designed, developed, manufactured, marketed, or sold by anyone other than the Company, anywhere in the world where the Company sells, markets or has implemented a plan to sell or market any of its products or services, and that performs similar functions, is used for the same general purposes as, or is, or will be marketed and sold as a replacement, substitution, or alternative for any Company Prospective Product;

(ii) call upon, solicit, contact, or serve any of the then-existing clients, customers, vendors, or suppliers of the Company, any clients, customers, vendors, or suppliers that have had a relationship with the Company during the preceding six (6) months, or any potential clients, customers, vendors, or suppliers that were solicited by the Company during the preceding six (6) months for the purpose of selling a product or service which falls within Section 4(a) above;

(iii) disrupt, damage, impair, or interfere with the business of the Company whether by way of interfering with or disrupting the relationship of the Company with its clients, customers, representatives, vendors or suppliers; or

(iv) employ, contract, affiliate, or create any relationship with (by soliciting or assisting anyone else in the solicitation of any of the Company’s current employees, or any person who had worked for the Company within the six (6) months prior to the Employee’s departure from the Company, on behalf of the Employee or any other entity, whether or not such entity competes with the Company.

(c) Exceptions.  The restrictions contained in this Section 4 will not prevent the Employee from accepting a position with a large diversified organization with separate and distinct divisions that do not compete, directly or indirectly, with the Company, as long as prior to accepting such a position, the Company receives separate written assurances from the prospective employer, contractor, affiliate, or entity/individual creating a relationship with the Employee and from the Employee, satisfactory to the Company, to the effect that the Employee will not render any services, directly or indirectly, to any division or business unit that competes, directly or indirectly, with the Company.  During the restrictive period set forth in Section 4(b), the Employee will inform any new employer, contractor, affiliate, or entity that the Employee provides services for with, prior to accepting a position, of the existence of this Agreement and provide such new employer, contractor, affiliate, or entity with a copy of this Agreement.

(d) Cessation of Business.  Section 4(b) of this Agreement will cease to be applicable to any activity of the Employee from and after such time as the Company (i) has ceased all business activities for a period of six (6) months or (ii) has made a decision through its Board not to continue, or has ceased for a period of six (6) months, the business activities with which such activity of the Employee would be competitive.  However, the exception does not apply to any activity, technology or product which the Company “spins out,” transfers or assigns to a new entity.

(e) No Additional Compensation.  In the event that the Employee’s employment terminates for any reason, no additional compensation will be paid for this non-competition obligation.

(f) Survival.  The non-competition obligations of this Section 4 will survive the expiration or termination of this Agreement.

5.Conflict of Interest/Duty of Loyalty.

Employee agrees not to engage in any conduct which might result in, or create the appearance of using Employee’s position for private gain, or otherwise create a conflict of interest or the appearance of a conflict of interest with the Company. Such conduct includes without limitation having an undisclosed financial interest in any vendor or supplier of the Company, accepting payments of any kind or gifts other than of a nominal value from vendors, customers or suppliers, or having an undisclosed relationship with a family member or other individual who is employed by any entity in active or potential competition with the Company, and which creates a conflict of interest.  While still employed at the Company, Employee may not: (1) engage in any activity that deprives or could potentially deprive Company of a business opportunity; (2) establish, operate, participate in advise or assist to establish in an manner whatsoever any company described in Section 4(b)(i) of this Agreement; (3) take any preliminary or preparatory steps toward establishing or operating such a business; or (4) otherwise engage in activities detrimental to the Company. Notwithstanding the foregoing, Employee may own less than 5% of any class of stock or security of any company described in Section 4(b)(i) of this Agreement.

6.Miscellaneous.

(a) No Adequate Remedy.  The Employee understands that if the Employee fails to fulfill the Employee’s obligations under this Agreement, the Company will be irreparably and immeasurably injured and the damages to the Company would be very difficult to determine.  Therefore, in addition to any other rights or remedies available to the Company at law, in equity, or by statute, the Employee hereby consents to the specific enforcement of Sections 2, 3, and 4 of this Agreement by the Company through an injunction or restraining order issued by an appropriate court, in addition to any other remedies provided by law including actual, incidental, consequential and punitive damages, without the requirement of posting bond.  Employee also agrees that the Company will be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees, royalties, or other financial rewards which Employee or any other entity or person may realize as a result of Employee’s violations of this Agreement.  Employee will reimburse the Company for all costs, expenses or damages that it incurs as a result of any violation by Employee of any provision of this Agreement, including court costs, litigation expenses, and reasonable attorneys’ fees.

(b) Governing Law.  The laws of the State of Minnesota will govern the validity, construction, and performance of this Agreement.  Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and both the Company and the Employee hereby consent to the exclusive jurisdiction of that court for this purpose.

(c) Successors and Assigns.  This Agreement is binding upon, and the benefits and obligations provided for herein inure to, the Company’s successors and assigns, all of which are included in the term the “Company” as it is used in this Agreement.  The parties hereto shall not assign this agreement and/or their respective rights and obligations hereunder, except that the Company may assign its respective rights and obligations hereunder in connection with a merger, consolidation, assignment, sale, or other disposition of all or substantially all of its assets or business.

(d) Modification.  This Agreement may be modified or amended only by a written statement signed by both the Company and the Employee.

(e) Survivability.  The obligations of this Agreement shall survive any termination of the Employee’s services.

(f) Construction.  Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law.  If any provision of this Agreement is to any extent declared invalid by a court of competent jurisdiction under the applicable law, that provision will remain effective to the extent not declared invalid.  The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

(g) Waivers.  No failure or delay by either the Company or the Employee in exercising any right or remedy under this Agreement will waive any provision of the Agreement.  Nor will any single or partial exercise by either the Company or the Employee of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

(h) Entire Agreement.  This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings, and understandings between the parties concerning the matters in this Agreement.

(i) Notices.  All notices and other communications required or permitted under this Agreement will be in writing and will be hand delivered or sent by registered or certified first class mail, postage prepaid, and will be effective upon delivery if hand delivered, or three (3) days after mailing if mailed to the address stated at the beginning of this Agreement.  These addresses may be changed at any time by like notice.

(j) Counterparts.  This Agreement may be executed in any number of counterparts each copy of which shall for all purposes be deemed an original.

(k) Acknowledgments.  Employee acknowledges and agrees that Employee is an employee at will and Employee’s employment may be terminated by the Company or Employee at any time with or without cause or advance notice.  Employee acknowledges that the Company has advised Employee to seek counsel regarding this Agreement.  Employee has read and understands this Agreement and agrees to all its terms and conditions.

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first written above.

ENTELLUS MEDICAL, INC.

By:

Its:

EMPLOYEE

Signature:

Name Printed:

[Signature page to Confidentiality, Invention Assignment, and Non-Competition Agreement]